Prospectus Supplement	Filed pursuant to Rule 424(b)(3)
(to Prospectus dated May 22, 2003)	File Number 333-103958

5,216,759 Shares of

Antares Pharma, Inc.

Common Stock

     This document supplements the prospectus dated May 22, 2003 of Antares Pharma, Inc. relating to the sale of shares of our common stock that may be sold from time to time in one or more offerings by several of our stockholders. This prospectus supplement is incorporated by reference into the prospectus. You should read this prospectus supplement in conjunction with the prospectus and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this document supplements or supersedes the information contained in the prospectus.

Name	Number of shares of Common Stock beneficially owned	Number of shares of Common Stock to be Offered (1)	Shares Owned after Completion of Offering (1)
			Number	Percentage
Piedmont Consulting, Inc. (9)	100,000	100,000	0	0%
R. Keith Fetter	100,000	100,000	0	0%

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(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each entity named in the table has sole voting and investment power, exercised by the individuals indicated in the following footnotes, with respect to all shares of stock listed as owned by such entity.

(9)	Piedmont Consulting, Inc. is a Georgia corporation. R. Keith Fetter is President of the corporation and has voting and investment control over the shares owned by the corporation. The number of shares beneficially owned by Piedmont Consulting, Inc. represents 100,000 shares of common stock issuable to Piedmont Consulting, Inc. upon the exercise of warrants issued to it on various dates from 2003 through 2004 as payment for certain consulting services.

     Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 3 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 13, 2006